                                                                     Exhibit 4.5



                                WARRANT AGREEMENT

         THIS WARRANT AGREEMENT is entered into this 31st day of August, 2004 (as amended, supplemented or modified from time to time, this "WARRANT AGREEMENT"), by and between Crdentia Corp., a Delaware corporation (together with its successors and permitted assigns, the "ISSUER"), and Bridge Opportunity Finance LLC, a Delaware limited liability company (together with its successors and permitted assigns, the "HOLDER").

                                    RECITALS:

         WHEREAS, pursuant to the terms of that certain Loan and Security Agreement-Term Loan dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the "TERM LOAN AGREEMENT"), among the Holder and the Issuer, Baker Anderson Christie, Inc. ("BAKER"), Nurses Network, Inc. ("NURSES NETWORK"), New Age Staffing, Inc. ("NEW AGE"), PSR Nurses, Ltd. ("PSR LTD."), PSR Nurse Recruiting, Inc. ("PSR RECRUITING") and PSR Nurses Holdings Corp. ("PSR HOLDING"), CRDE Corp. ("CRDE"), AHHC Acquisition Corporation ("AHHC"), and CPS Acquisition Corporation ("CPS"), the Holder has agreed to make term loans to Borrower in an aggregate principal amount of up to $10,000,000 (the "LOAN"), on the terms and conditions set forth in the Term Loan Agreement and as further evidenced by the Notes (as defined below);

         WHEREAS, the Issuer will derive significant benefits as a result of the Holder making the Loan; and

         WHEREAS, in order to induce the Holder to make the Loan to Borrower, the Issuer has agreed to issue to the Holder the Warrants hereinafter described.

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties hereto agree as follows:

         Section 1       DEFINITIONS.


              1.1 DEFINED TERMS. As used in this Warrant Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

         "AFFILIATE" shall mean any Person controlling, controlled by or under common control with another Person. For purposes of this definition, "CONTROL," "CONTROLLING" or "CONTROLLED BY" means the possession, directly or indirectly, by a Person of the power to direct or cause direction of the management and policies of any other Person, whether through ownership of equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an Affiliate: any officer, director, manager, stockholder, member or subsidiary of a Person, and any other Person with whom or which a Person has common stockholders, officers or directors, or equity holders or managers. Notwithstanding anything to the contrary contained herein, the Holder shall in no event be deemed an "AFFILIATE" of the Issuer or Borrower for purposes of this Warrant Agreement.

         "BORROWER" shall mean, collectively, the Issuer, Baker, Nurses Network, New Age, PSR Ltd., PSR Recruiting, and PSR Holding.

         "BUSINESS DAY" shall mean any day that is not (i) a Saturday, (ii) a Sunday or (iii) if applicable, a day on which banks in Chicago, Illinois are required or permitted to be closed.

         "CHANGE OF CONTROL" shall mean the occurrence, at any time after the date hereof, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act), directly or indirectly, of securities of the Issuer (or other securities convertible into such securities) representing more than fifty percent (50%) of the combined voting power of all securities of the Issuer entitled to vote in the election of directors; or (ii) commencing after the date hereof, individuals who as of the date hereof were directors of the Issuer ceasing for any reason to constitute a majority of the Board of Directors of the Issuer; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Issuer (or other securities convertible into such securities) representing more than fifty percent (50%) of the combined voting power of all securities of the Issuer entitled to vote in the election of directors; or (iv) the sale of all or substantially all of the assets of the Issuer or its subsidiaries in one or a series of related transactions.

         "CHARTER" shall mean the Issuer's Certificate of Incorporation, as amended from time to time.

         "CLOSING DATE" shall mean the date of the closing of the transactions contemplated by the Term Loan Agreement.

         "CLOSING DATE CAPITALIZATION" shall mean the capitalization of the Issuer on the Closing Date, as set forth on Schedule 3 attached hereto.

         "COMMISSION" or "SEC" shall mean the Securities and Exchange Commission or any successor regulatory body.

         "COMMON STOCK" shall mean the shares of the Issuer's Common Stock, $.0001 par value per share, and shall include any stock into which such Common Stock shall have been converted or any stock resulting from any reclassification of such Common Stock and all other stock of any class or classes (however designated) of the Issuer, the registered holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

         "CONVERTIBLE SECURITIES" means securities convertible into or exchangeable for Common Stock.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXEMPTED SECURITIES" shall mean (i) the Warrants and (ii) the Warrant Shares.

         "EXPIRATION DATE" shall mean the "EXPIRATION DATE" set forth in any Warrant Certificate.

         "EXERCISE PRICE" shall mean the exercise price of a Warrant as set forth in the Warrant Certificate evidencing such Warrant; PROVIDED, HOWEVER, that the Exercise Price is subject to adjustment pursuant to the provisions of
Section 12 hereof.

         "FAIR MARKET VALUE" of a share of Common Stock on any date shall be determined in a reasonably prompt manner and shall be calculated under clause
(i) or (ii) below, as applicable:

                  (i) (A) the closing price of the Common Stock as of the date of issuance of any Warrants under this Warrant Agreement, as evidenced by a Warrant Certificate, or, if no closing price is available on that date, then the closing price on the immediately preceding Business Day on which there is a closing price, if such security is listed or admitted for trading on any domestic national securities exchange, as officially reported on the principal securities exchange on which the Common Stock is listed; or (B) if not reported as described in CLAUSE
         (A), the closing sale price of the Common Stock as of the date in question under this Warrant Agreement, or, if no closing sale price is available on that date, then the closing sale price on the immediately preceding Business Day on which there is a closing sale price, as reported by NASDAQ, or any other system of automated dissemination of quotations of securities prices then in common use, if so quoted; or

                  (ii) if the closing price of the Common Stock is neither reported as described in CLAUSE (i)(A) above, nor quoted as described in CLAUSE (i)(B) above, then the Fair Market Value shall be the higher of (A) the Fair Market Value determined by the Issuer's Board of Directors in good faith and on a reasonable basis; and (B) the Fair Market Value determined in accordance with the appraisal procedure set forth in CLAUSE (iii) below.

                  (iii) The Issuer and the Holder shall, acting reasonably and in good faith, mutually select a single Qualified Appraiser. Such Qualified Appraiser shall determine the value of the Warrant Shares, assuming a sale thereof between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Issuer, and neither of whom is under any compulsion to sell or to buy. The decision of the Qualified Appraiser shall be final and binding on all parties. The fees and expenses of the Qualified Appraiser shall be borne by the Issuer. In the event that the Holder and the Issuer are unable to mutually agree on a Qualified Appraiser within thirty (30) days following either party's request for a determination of Fair

         Market Value or any event that requires such determination, then Fair Market Value shall be determined pursuant to binding arbitration commenced in Chicago, Illinois within thirty (30) days following the expiration of the aforementioned 30-day period, pursuant to the commercial arbitration rules of the American Arbitration Association, before a single independent arbitrator mutually selected by the Issuer and the Holder; provided, that upon the written notification of either party, the arbitration shall be conducted before a panel of three arbitrators, one each selected by the Holder and the Issuer, respectively, and the third appointed jointly by the two arbitrators selected by the parties. All fees, costs and expenses of such arbitration shall be borne by the Issuer.

         "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Issuer with the SEC.

         "GAAP" shall mean United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

         "HOLDER" shall have the meaning set forth in the introductory paragraph hereof.

         "ISSUER" shall have the meaning set forth in the introductory paragraph hereof.

         "LOAN" shall have the meaning set forth in the recitals hereof.

         "NASDAQ" means the Nasdaq Stock Market, Inc.

         "NON-PUBLIC WARRANT SHARES" shall mean Warrant Shares that have not been sold to the public and bear the legend set forth in SECTION 14.2. This term shall include any securities into which Non-Public Warrant Shares are converted, unless such securities are "margin securities" as that term is construed under federal securities laws.

         "NOTES" shall mean one or more promissory notes issued by Borrower to Holder evidencing the Loan.

         "OPTIONS" means any grant, issue or sale by the Issuer of any right, warrant or option to subscribe for or to purchase Common Stock or any Convertible Securities.

         "PERSON" shall mean an individual or any sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, entity, government or any agency or political division thereof.

         "PLAN" shall have the meaning set forth in SECTION 2.6.

         "QUALIFIED APPRAISER" shall mean an independent, experienced appraiser who is employed by a nationally or regionally recognized investment banking, accounting or similar firm that is experienced in providing equity valuation services in the Issuer's industry in the ordinary course of its business.

         "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "REGISTRABLE SECURITIES" shall mean (i) the Common Stock issued to the Holders pursuant to exercise of the Warrants and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 15 are not assigned pursuant to the terms of this Warrant Agreement.

         "REGISTRABLE SECURITIES THEN OUTSTANDING" shall mean the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

         "SEC DOCUMENTS" shall mean the reports, schedules, forms, statements and other documents required to be filed by the Issuer with the Commission pursuant to the reporting requirements of the Exchange Act after December 31, 2002.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SUBSIDIARY" shall mean, with respect to a Person, any other Person of which the outstanding capital stock, membership interest or other equity interest possessing a majority of the voting power is owned or controlled by such Person directly or indirectly through one or more Subsidiaries.

         "TERM LOAN AGREEMENT" shall have the meaning set forth in the recitals hereof.

         "TRADING DAY" shall mean any day on which a Trading Market is open for trading.

         "TRADING MARKET" shall mean any of the NASD OTC Bulletin Board, NASDAQ SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange.

         "VALIDLY ISSUED" shall mean, with respect to any shares of capital stock, that such stock has been validly issued and is fully paid and nonassessable.

         "WARRANT AGREEMENT" shall have the meaning set forth in the introductory paragraph hereof.

         "WARRANT CERTIFICATE" shall mean a certificate evidencing one or more Warrants, substantially in the form of EXHIBIT A attached hereto, with such changes therein as may be required to reflect any adjustments made pursuant to
SECTION 12 hereof.

         "WARRANT HOLDER" shall mean the Holder or any permitted transferee of the Warrants and/or Warrant Shares represented by a Warrant Certificate, and for purposes of SECTION 15 hereof shall at all times include holders of Non-Public Warrant Shares.

         "WARRANT OFFICE" shall mean the office or agency of the Issuer at which the Warrant Register shall be maintained and where the Warrant Certificates may be presented for exercise, exchange, substitution and transfer of the Warrant, which office or agency will be the office of the Issuer at 14114 Dallas Parkway, Suite 600, Dallas, TX 75254, and which office or agency may be changed by the Issuer pursuant to prompt written notice to the Persons named in the Warrant Register as the Warrant Holders.

         "WARRANT REGISTER" shall mean the register, substantially in the form of EXHIBIT B attached hereto, maintained by the Issuer at the Warrant Office.

         "WARRANT SHARES" shall mean the shares of Common Stock issued or issuable upon exercise of the Warrants, as the number of such shares may be adjusted from time to time pursuant to the Warrant Certificate or this Warrant Agreement.

         "WARRANTS" shall mean, collectively, the warrants issued pursuant to this Warrant Agreement entitling the Warrant Holder(s) to purchase from the Issuer shares of its Common Stock, which Warrants shall be evidenced by one or more Warrant Certificates.

              1.2 TERM LOAN DEFINITIONS. As used in this Warrant Agreement, unless otherwise defined herein, terms defined in the Term Loan Agreement (as in effect on the date hereof or as thereafter amended, restated or otherwise modified, whether or not the Term Loan Agreement is thereafter terminated or expires according to its terms) shall have such defined meanings when used herein.

         Section 2 REPRESENTATIONS AND WARRANTIES. The Issuer hereby represents and warrants to the Holder as follows:

              2.1 The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to execute and deliver this Warrant Agreement and the Warrant Certificates, to issue the Warrants and to perform its obligations under this Warrant Agreement and the Warrant Certificates.

              2.2 The execution, delivery and performance by the Issuer of this Warrant Agreement and the Warrant Certificates, the issuance of the Warrants and the issuance of the Warrant Shares upon exercise of the Warrants have been duly authorized by all necessary corporate action and do not and will not violate, or result in a breach of, or constitute a default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the assets of the Issuer pursuant to, (a) to the knowledge of the Issuer, any law, statute, ordinance, rule, regulation, order or decree of any court, governmental body, regulatory authority or administrative agency having jurisdiction over the Issuer or its Subsidiaries or (b) the Issuer's Charter or any material contract, mortgage, loan agreement, note, lease or other instrument binding upon the Issuer or its Subsidiaries or by which any of their respective assets or properties are bound.

              2.3 This Warrant Agreement and the Initial Warrant Certificate have been duly executed and delivered by the Issuer. This Warrant Agreement and the Initial Warrant Certificate constitute legal, valid, binding and enforceable obligations of the Issuer. The Warrants, when issued upon execution and delivery of the Warrant Certificates, will be duly authorized. The Warrant Shares, when issued upon exercise of a Warrant Certificate in accordance with the terms hereof and thereof (including payment of the aggregate Exercise Price of such Warrant Certificate), will be duly authorized and Validly Issued.

              2.4 This Warrant Agreement and the Initial Warrant Certificate have been duly and validly authorized and are free from all taxes, liens, claims, encumbrances and charges, in each case arising with respect to the delivery thereof (other than those imposed through acts or omissions of the Holder.

              2.5 Based in part upon the representations of the Holder in
Section 14, the offer and issuance of the Warrants are exempt from the registration requirements under the Securities Act.

              2.6 The capitalization of the Issuer is as described in the SEC Documents as of the respective dates set forth therein. The authorized capital stock of the Issuer consists of (i) 50,000,000 shares of Common Stock, of which approximately 6,343,091 shares were issued and outstanding as of the Closing Date, and (ii) 10,000,000 shares of preferred stock, $.0001 par value. As of the Closing Date, 2,750,000 shares of Preferred Stock were designated Series A Preferred Stock, of which 2,750,000 were outstanding, 6,250,000 shares of Preferred Stock were designated Series B Preferred Stock, of which 6,250,000 shares were outstanding, and 100,000 shares of Preferred Stock were designated Series B-1 Preferred Stock, of which approximately 40,403 shares were outstanding. All of such outstanding shares are duly authorized, Validly Issued. No shares of capital stock of the Issuer, including the Common Stock, are subject to preemptive rights or any other similar rights of the stockholders of the Issuer or any liens or encumbrances imposed through the actions or failure to act of the Issuer. Except as set forth on Schedule 2.6 attached hereto, and other than pursuant to this Warrant Agreement, the Warrants and as contemplated by the Issuer's employee benefit plans or director plans disclosed in the Issuer's SEC Documents (the "Plans"), there are no outstanding options, warrants, scrip, convertible securities, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever that could require the Issuer to issue additional shares of capital stock of the Issuer. Except as set forth on
SCHEDULE 2.6 attached hereto, there are no agreements or arrangements under which the Issuer is obligated to register the sale of any of its securities under the Securities Act.

              2.7 Neither the Issuer nor, to the knowledge of the Issuer, any Person acting for the Issuer has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances within the prior six months that would require registration under the Securities Act of the delivery of this Warrant Agreement or any Warrant Certificate (and the shares of Common Stock issuable upon exercise of any Warrant Certificate);

              2.8 Neither the Issuer nor, to the knowledge of the Issuer, any Person acting for the Issuer has conducted any "general solicitation" (as such term is defined in Regulation D of the Securities Act) with respect to this Warrant Agreement and the Common Stock issuable upon exercise of any Warrant Certificate.

              2.9 The Issuer has furnished the Holder and its advisors with all materials (a) relating to the business, finances and operations of the Issuer and its Subsidiaries and (b) relating to the offer and sale of the Warrants and the Warrant Shares that have been requested in writing by the Holder or its advisors.

         Section 3 ISSUANCE OF WARRANTS. The Issuer hereby agrees to issue and deliver to the Holder or, at the option of the Holder, an Affiliate thereof designated by the Holder in writing, (a) on the Closing Date, one or more Warrant Certificates which shall entitle the Holder to purchase, in the aggregate, three percent (3%) of the Issuer's Closing Date Capitalization at an Exercise Price of the lesser of (i) $3.15 per share or (ii) the Fair Market Value per share (the "Initial Warrant Certificate") and (b) one or more Warrant Certificates evidencing the Warrants to be issued in accordance with the provisions of Section 3 of the Term Loan Agreement.

         Section 4       REGISTRATION, TRANSFER AND EXCHANGE OF CERTIFICATES.

              4.1 The Issuer shall maintain at the Warrant Office the Warrant Register for registration of the Warrants and the Warrant Certificates and transfers thereof. On the Closing Date, the Issuer shall register the Warrants and the Warrant Certificates in the Warrant Register in the name of the Holder or an Affiliate thereof, as the case may be. The Issuer may deem and treat the registered Warrant Holders as the absolute owners of the Warrant Certificates and the Warrants represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificates made by any Person) for the purpose of any exercise thereof or any distribution to the holders thereof, and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

              4.2 Subject to SECTION 14, the Issuer shall register the transfer of any outstanding Warrants in the Warrant Register upon surrender of the Warrant Certificates evidencing such Warrants to the Issuer at the Warrant Office, accompanied (if reasonably required by the Issuer) by a written instrument or instruments of transfer in form reasonably satisfactory to the Issuer, duly executed by the Warrant Holder(s) or by the duly appointed legal representative thereof. Upon any such registration of transfer, new Warrant Certificates evidencing such transferred Warrants shall be issued to the transferee and the surrendered Warrant Certificates shall be canceled. If fewer than all the Warrants evidenced by Warrant Certificates surrendered for transfer are to be transferred, new Warrant Certificate(s) evidencing such remaining number of Warrants shall be issued to the holder surrendering such Warrant Certificates.

              4.3 Warrant Certificates may be exchanged at the option of the Warrant Holders, when surrendered to the Issuer at the Warrant Office, for another Warrant Certificate(s) of like tenor and representing in the aggregate a like number of Warrants. Warrant Certificates surrendered for exchange shall be canceled.

              4.4 No charge shall be made for any such transfer or exchange except for any tax or other governmental charge imposed on the Warrant Holder in connection therewith. Except as provided in SECTION 14, each Warrant Certificate issued upon transfer or exchange shall bear the legend set forth in SECTION 14.2 if the Warrant Certificate presented for transfer or exchange bore such legend.

         Section 5 MUTILATED OR MISSING WARRANT CERTIFICATES. If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Issuer shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Issuer of such mutilation, loss, theft or destruction of such Warrant Certificate and, if requested, indemnity reasonably satisfactory to the Issuer. The Issuer acknowledges that a written indemnity by the Holder or, if an Affiliate of the Holder is the holder of such mutilated, lost, stolen or destroyed Warrant Certificate, by such Affiliate, shall be satisfactory to the Issuer for such purpose. No service charge shall be made for any such exchange or substitution, but all expenses and reasonable charges associated with procuring such indemnity and all stamp, tax and other governmental duties that may be imposed in relation thereto shall be borne by the holder of such Warrant Certificate.

         Section 6       DURATION AND EXERCISE OF WARRANTS.

              6.1 The Warrants shall be exercisable in whole or in part by the registered Warrant Holder on any Business Day after the Closing Date and on or before 5:00 P.M., Chicago, Illinois time, on the Expiration Date.

              6.2 Subject to the provisions of this Warrant Agreement, the Warrants may be exercised by the Warrant Holder by the surrender to the Issuer at the Warrant Office of the Warrant Certificate evidencing the Warrants to be exercised, with the Form of Election to Purchase (Annex 1 to applicable Warrant Certificate) attached thereto duly completed and signed, and upon payment of the aggregate Exercise Price for the number of Warrant Shares in respect of which such Warrants are being exercised. The Exercise Price shall be paid, at the option of the Warrant Holder, (a) in lawful money of the United States of America, (b) by surrender of one or more Notes or a portion thereof having an outstanding principal balance equal to the Exercise Price (with concurrent issuance of a replacement note reflecting the remaining principal balance and accrued but unpaid interest thereon), and/or (c) by surrender to the Issuer of shares of Common Stock then owned by the Warrant Holder and valued for purposes hereof at Fair Market Value at the time of exercise. In lieu of exercising Warrants pursuant to the immediately preceding sentence, the Warrant Holder shall have the right to require the Issuer to convert the Warrants, in whole or in part and at any time or times (the "CONVERSION RIGHT"), into Warrant Shares, as follows: upon exercise of the Conversion Right, the Issuer shall deliver to the Warrant Holder (without payment by the Warrant Holder of any Exercise Price) that number of Warrant Shares equal to the quotient obtained by dividing:

                  (a) THE DIFFERENCE OF:

                           (i) the aggregate Fair Market Value immediately prior
                  to the exercise of the Conversion Right for all Warrant Shares issuable upon exercise of the portion of the Warrants being converted, LESS

                           (ii) the aggregate Exercise Price for all such
                  Warrant Shares immediately prior to the exercise of the Conversion Right,

                   BY

                  (b) the Fair Market Value of one (1) share of Common Stock immediately prior to the exercise of the Conversion Right.

              6.3 Upon exercise of any Warrants hereunder the Issuer shall issue and cause to be delivered to or upon the written order of the Warrant Holders of such Warrants and in such name or names as such Warrant Holders may designate, a certificate for the Warrant Share or Warrant Shares issued upon the exercise of such Warrants. Any Persons so designated to be named therein shall be deemed to have become holders of record of such Warrant Share or Warrant Shares as of the date of exercise of such Warrants. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised at any time, a new Warrant Certificate(s) shall be issued for the remaining number of Warrants in accordance with the provisions of SECTION 3.2 hereof.

              6.4 Notwithstanding any other provision of this Warrant Agreement, unless previously exercised in full, each Warrant shall terminate upon the earlier to occur of (a) of a Change of Control and (b) the Expiration Date. The Issuer hereby agrees to provide notice to the Holder at least twenty (20) days prior to any Change of Control.

         Section 7 FRACTIONAL SHARES. Fractional shares shall not be issued upon the exercise of the Warrants, but in any case where the Holder would, except for the provisions of this Section, be entitled under the terms hereof to receive a fractional share, the Issuer shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the Fair Market Value of such fractional share over the proportional part of the Warrant Exercise Price represented by such fractional share.

         Section 8 PAYMENT OF TAXES. The Issuer will pay all taxes attributable to the initial issuance of the Warrants and the initial issuance of Warrant Shares upon the exercise of any Warrants (other than income tax liability of the Warrant Holders) and any transfer taxes.

         Section 9 STOCKHOLDER RIGHTS. Nothing contained in this Warrant Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Warrant Holders the right to vote, consent or receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Issuer or any other matter, or any rights whatsoever as a stockholder of the Issuer prior to exercise of Warrants for Warrant Shares, except as specifically set forth in this Warrant Agreement or the Term Loan Agreement. Nothing contained in this Warrant Agreement or in any Warrant Certificate shall be construed as imposing any (a) obligation on the Warrant Holders to purchase any securities of the Issuer or any of its Affiliates, or
(b) liabilities on the Warrant Holders as stockholders of the Issuer, whether such obligation or liabilities are asserted by the Issuer or by creditors of the Issuer.

         Section 10           RESERVATION AND ISSUANCE OF WARRANT SHARES;
CHARTER PROVISIONS. The Issuer will at all times have authorized, and reserve and keep available and free from liens, encumbrances and preemptive rights, for the purpose of enabling the Issuer to satisfy any obligation to issue Warrant Shares upon the exercise of the Warrants, such number of shares of Common Stock deliverable upon exercise of all outstanding Warrants and will take all actions necessary to ensure that the Exercise Price at all times remains equal to or greater than the par value per share of any Common Stock, including, without limitation, causing the Issuer's Charter to be amended to reduce or eliminate the par value of any Common Stock.

         Section 11 OBTAINING GOVERNMENTAL APPROVALS. Subject, in the case of any registration under the Securities Act, to the limitations set forth in SECTION 15, the Issuer will, at its own expense, from time to time take all action that may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities that are or become required in connection with (a) the issuance, sale, transfer and delivery of the Warrants and the Warrant Certificates, (b) the exercise of the Warrants, and (c) the issuance, sale, transfer and delivery of the Warrant Shares.

         Section 12           ADJUSTMENTS.

              12.1 Prior to the Expiration Date, the Exercise Price payable upon the exercise of the Warrants is subject to adjustment from time to time as follows:

                  (a) If the Issuer shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Exercise Price for any Warrant in effect immediately prior to the issuance of such Additional Stock, the Exercise Price for such Warrant(s) in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this SECTION 12.1) be adjusted to a price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to SECTION 12.1(e) immediately prior to such issuance plus the number of shares of Common

         Stock that the aggregate consideration received by the Issuer for such issuance would purchase at such Exercise Price; and the denominator of which shall be the number of shares of Common Stock outstanding and deemed issued pursuant to SECTION 12.1(e) immediately prior to such issuance plus the number of shares of such Additional Stock.

                  (b) No adjustment of the Exercise Price for any Warrant(s) shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

                  (c) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Issuer for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (d) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                  (e) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 12.1:

                           (i) The aggregate maximum number of shares of Common
                  Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in SECTIONS 12.1(c) and 12.1(d)), if any, received by the Issuer upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                           (ii) The aggregate maximum number of shares of Common
                  Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Issuer for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Issuer upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 12.1(c) and 12.1(d)).

                           (iii) In the event of any change in the number of
                  shares of Common Stock deliverable or in the consideration payable to the Issuer upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price of any Warrant(s), to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                           (iv) Upon the expiration of any such options or
                  rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Exercise Price of any Warrant(s), to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                           (v) The number of shares of Common Stock deemed
                  issued and the consideration deemed paid therefor pursuant to SECTIONS 12.1(e)(i) and 12.1(e)(ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either SECTION 12.1(e)(iii) or 12.1(e)(iv).

                  (f) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to SECTION 12.1(e)) by the Issuer after the applicable Purchase Date other than:

                           (i) shares of Common Stock issued pursuant to a
                  transaction described in SECTION 12.1(g) hereof;

                           (ii) shares of Common Stock issued or deemed issued
                  to employees, consultants, officers or directors (if in transactions with primarily non-financing purposes) of the Issuer in effect on the date hereof pursuant to a stock option plan or restricted stock purchase plan approved by the stockholders and Board of Directors of the Issuer ("Plan Grants").

                           (iii) a number of shares of Common Stock equal to
                  fifteen percent (15%) of the Issuer's Closing Date Capitalization issued or deemed issued to employees, consultants, officers or directors (if in transactions with primarily non-financing purposes) of the Issuer other than pursuant to Plan Grants;

                           (iv) shares of Common Stock issued or deemed issued
                  to the Issuer's current Chief Executive Officer, President and/or Chief Financial Officer (as of the date hereof), or pursuant to options or other Common Stock purchase rights approved by the Board of Directors of the Issuer not in excess of Plan Grants referred to in (ii) above;

                           (v) shares of Common Stock issued or deemed issued
                  following the third anniversary of the Closing Date to employees, consultants, officers or directors of the Issuer directly or pursuant to a stock option plan and/or agreement approved by the Issuer's Board of Directors;

                           (vi) shares of Common Stock issued, issuable or
                  deemed issued upon the sale or conversion of the Issuer's Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock or Series C Preferred Stock;

                           (vii) shares of Common Stock issued or issuable as a
                  dividend or distribution on the Issuer's Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, or Series C Preferred Stock;

                           (viii) shares of Common Stock issued or issuable (1)
                  in a bona fide, firmly underwritten public offering under the Securities Act or (2) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

                           (ix) shares of Common Stock issued or issuable
                  pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the Closing Date; or

                           (x) shares of Common Stock issued or issuable (1) in
                  connection with a bona fide business acquisition of or by the Issuer, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or (2) to persons or entities with which the Issuer has business relationships provided such issuances are for other than primarily equity financing purposes, which shall in no event exceed more than twenty percent (20%) of the Common Stock, on a fully diluted basis, on the date hereof.

                  (g) In the event the Issuer should at any time or from time to time prior to the Expiration Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common

         Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Exercise Prices of each Warrant shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                  (h) If the number of shares of Common Stock outstanding at any time prior to the Expiration Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Exercise Prices for the Warrants shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (i) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this SECTION 12.1) provision shall be made so that the holders of the Warrants shall thereafter be entitled to receive upon exercise of such Warrants the number of shares of stock or other securities of the Issuer or otherwise, to which a holder of the number of shares of Common Stock deliverable upon exercise of the Warrants would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 12.1 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this SECTION 12.1 (including adjustment of the Exercise Price then in effect and the number of shares purchasable upon exercise of each such Warrant) shall be applicable after that event as nearly equivalent as may be practicable.

              12.2 Notwithstanding any adjustments in the Exercise Price or kind of securities or other assets purchasable upon the exercise of any Warrant, Warrant Certificates heretofore or hereafter issued may continue to express the same Exercise Price and kind of shares as are stated on the Warrant Certificates initially issued pursuant to this Warrant Agreement.

              12.3 Any adjustment pursuant to this Section 12, whether to the kind of Warrant Shares or to the Exercise Price, shall be made successively whenever an event referred to herein occurs. As a condition precedent to the taking of any action that would require an adjustment pursuant to this Section 12, the Issuer shall take any and all actions necessary in order that it may thereafter issue Validly Issued Warrant Shares to the Warrant Holders for all Warrant Shares that they are entitled to receive after adjustment.

              12.4 No adjustments to the Exercise Price or the number of Warrant Shares under this Section 12 shall be made in connection with the issuance of Exempted Securities.

         Section 13      NOTICES TO WARRANT HOLDERS.

              13.1 CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Exercise Price of any Warrant pursuant to
SECTION 12.1, the Issuer, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Issuer shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Exercise Price for such Warrant at the time in effect, and (iii) the number of shares of Common Stock that at the time would be received upon the exercise of the Warrant.

              13.2 NOTICES OF RECORD DATE. In the event of the taking by the Issuer of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive a dividend (other than a cash dividend) or other distribution, any right to sub scribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right, the Issuer shall mail to each Holder, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right.

         Section 14      RESTRICTIONS ON TRANSFER.

              14.1 Each of the Holder and any other Warrant Holders who are issued Warrants on the Closing Date pursuant to this Warrant Agreement:

                  (a) represents that it is an "ACCREDITED INVESTOR" within the meaning of the Securities Act and is acquiring the Warrants for its own account for investment and not with a view to any distribution or public offering within the meaning of the Securities Act, except in any case pursuant to the registration of such Warrants or Warrant Shares under the Securities Act or pursuant to a valid exemption from such registration requirement;

                  (b) acknowledges that the Warrants and the Warrant Shares issuable upon exercise thereof have not been registered under the Securities Act;

                  (c) agrees that it will not sell or otherwise transfer any of its Warrants or Warrant Shares except upon the terms and conditions specified herein and that it will cause any transferee thereof to agree to take and hold the same subject to the terms and conditions specified herein; PROVIDED, HOWEVER, that the Warrant Holders may sell the Warrants or the Warrant Shares purchased upon exercise of the Warrants in one or more private transactions not requiring registration under the Securities Act; and

                  (d) acknowledges that it has carefully reviewed the SEC Documents, including the risk factors contained in the Issuer's Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

              14.2 Except as provided in SECTION 14.4 hereof, each Warrant Certificate and each certificate for the Warrant Shares issued to the Holder or any other Warrant Holder or to a subsequent transferee thereof shall include a legend in substantially the following form (with such changes therein as may be appropriate to reflect whether such legend refers to Warrants or Warrant Shares); PROVIDED THAT such legend shall not be required if such transfer is being made pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, in connection with a sale that is exempt from registration pursuant to Rule 144 under the Securities Act or if the opinion of counsel referred to in SECTION 14.3 is to the further effect that neither such legend nor the restrictions on transfer in this SECTION 14 are required in order to ensure compliance with the Securities Act:

         THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE SHARES FOR WHICH THE WARRANTS ARE EXERCISABLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. SUCH WARRANTS AND SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN AND ARE SUBJECT TO OTHER PROVISIONS OF THE WARRANT AGREEMENT DATED AS OF AUGUST 31, 2004, BETWEEN THE ISSUER AND BRIDGE OPPORTUNITY FINANCE, LLC, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

              14.3 Prior to any assignment, transfer or sale of any Warrant or any Warrant Shares, the Warrant Holder shall give written notice to the Issuer of such Warrant Holder's intention to effect such assignment, transfer or sale, which notice shall set forth the date of such proposed assignment, transfer or sale and the identity of the proposed transferee. Each Warrant Holder wishing to effect such a transfer of any Warrant or Warrant Shares shall also furnish to the Issuer an agreement by the transferee thereof that it is taking and holding the same subject to the terms and conditions specified herein and, at the request of the Issuer, a written opinion of such Warrant Holder's counsel, in form reasonably satisfactory to the Issuer, to the effect that the proposed transfer may be effected without registration under the Securities Act.

              14.4 The restrictions set forth in this SECTION 14 shall terminate and cease to be effective with respect to any Warrants or Warrant Shares registered under the Securities Act or upon receipt by the Issuer of an opinion of counsel to the Warrant Holders, in form reasonably satisfactory to the Issuer, to the effect that compliance with such restrictions is not necessary in order to comply with the Securities Act with respect to the transfer of the Warrants and the Warrant Shares. Whenever such restrictions shall so terminate the Warrant Holder holding such Warrants and/or Warrant Shares shall be entitled to receive from the Issuer, without expense (other than transfer taxes), Warrant Certificates or certificates for such Warrant Shares not bearing the legend set forth in SECTION 14.2 at which time the Issuer will rescind any transfer restrictions relating thereto.

         Section 15 REGISTRATION RIGHTS. The Issuer covenants and agrees as follows:

              15.1 REQUESTED REGISTRATION.

                  (a) REQUEST FOR REGISTRATION. If, at any time after January 1, 2005, the Issuer shall receive from the holders of at least a majority of the Registrable Securities then outstanding (the "INITIATING HOLDERS") a written request that the Issuer file a registration statement in accordance with the Securities Act covering the registration of all or part of the Registrable Securities then held by such holders, the Issuer shall:

                           (i) within ten (10) days of the receipt thereof, give
                  written notice of the proposed registration, qualification or compliance to all other holders of Registrable Securities; and

                           (ii) use its reasonable and diligent efforts to
                  effect as soon as practicable, the registration under the Securities Act of all such holders' Registrable Securities as are specified in such request, together with such portion of the Registrable Securities of any other holder or holders of Registrable Securities joining in such request as are specified in a written notice given within fifteen (15) days after receipt of written notice from the Issuer; PROVIDED, HOWEVER, that the Issuer shall not be obligated to take any action to effect any such registration pursuant to this
                  SECTION 15.1, (A) after the Issuer has effected one (1) registration under this SECTION 15.1 or (B) if less than a majority of the then outstanding Registrable Securities will be registered.

                  (b) REGISTRATION STATEMENTS. Any registration statement filed pursuant to this SECTION 15.1 shall be on Form S-3, or if Form S-3 is not available, Form S-1 or other appropriate form permitting registration of the Registrable Securities for resale by the Holders.

                  (c) UNDERWRITING. If the holders of Registrable Securities at any time intend to distribute all or a part of the Registrable Securities covered by the registration statement filed pursuant to this
         SECTION 15.1 by means of an underwriting, they shall so advise the Issuer and the Issuer shall promptly notify the other holders of Registrable Securities of such underwriting. The Issuer (together with all holders of Registrable Securities proposing to distribute their securities pursuant to the underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Issuer. Notwithstanding any other provision of this SECTION 15.1, if the underwriter advises the holders of Registrable Securities in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Holders requesting the underwriting shall so advise all holders of Registrable Securities, and the number of shares included in the underwriting shall be allocated among the holders of Registrable Securities requesting registration in proportion, as nearly as practicable, to the total number of Registrable Securities held by such holders at the time of the request for an underwriting. If any holder of Registrable Securities disapproves of the terms of the underwriting, such holder of Registrable Securities may elect to withdraw from such underwritten offering by written notice to the Issuer, the underwriter and the other holders of Registrable Securities whose shares are being included in the underwriting. The Issuer agrees to file any amendments or supplements to the registration statement necessary in order to permit any underwritten offering.

                  (d) RIGHTS IN ADDITION TO OTHER RIGHTS. The rights under this
         SECTION 15.1 are in addition to, and not affected by, the holders' of Registrable Securities exercise of any registration rights contained in
         Section 15.2.

              15.2 COMPANY REGISTRATION. If (but without any obligation to do so) the Issuer proposes to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration effected at the request of one or more stockholders of the Issuer (including, without limitation, any registration effected pursuant to a contractual right of one or more stockholders to request a registration) or relating solely to the sale of securities to participants in a Company employee benefit plan or corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any form which does not permit secondary sales or include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Issuer shall, at such time, promptly give each holder of Registrable Securities written notice of such registration. Upon the written request of each holder of Registrable Securities given within twenty (20) days after mailing of such notice by the Issuer the Issuer shall, subject to the provisions of SECTION 15.6 hereof, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

              15.3 OBLIGATIONS OF THE ISSUER. Whenever required under this
SECTION 15 to effect the registration of any Registrable Securities, the Issuer shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable and diligent efforts to cause such registration statement to become effective, and keep such registration statement effective (i) in the case of a registration statement filed pursuant to SECTION 15.1, during the Effectiveness Period (as hereinafter defined) or (ii) in the case of a registration statement filed pursuant to SECTION 15.2, upon the request of the holders of a majority of the Registrable Securities registered thereunder, for up to one hundred twenty (120) days or, if earlier, the date on which the distribution contemplated in the registration statement has been completed. As used herein, the term "EFFECTIVENESS PERIOD" shall mean until the earlier of (i) the termination of the rights set forth in this Warrant Agreement in accordance with SECTION 15.13 or (ii) all of the Registrable Securities covered by the registration having been sold or a subsequent registration statement covering any unsold Registrable Securities having been declared effective.

                  (b) Provide, at least three (3) business days prior to filing, any registration statement and included prospectus (including each preliminary prospectus and any amendments or supplements thereto) prepared in conformity with the requirements of the Securities Act in connection with SECTIONS 15.1 and 15.2 (the "REGISTRATION MATERIALS") to the holders of Registrable Securities and their respective counsel for review and comment, if any.

                  (c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (d) Furnish to the holders of Registrable Securities such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents and Registration Materials as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them that are included in such registration.

                  (e) Use its reasonable and diligent efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the holders of Registrable Securities; PROVIDED, HOWEVER, that the Issuer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each holder of Registrable Securities participating in such underwriting shall also enter into and perform its obligations under such agreement.

                  (g) Notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event the result of which causes the prospectus included in such registration statement, as then in effect, to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and thereafter, the Issuer will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances then existing; PROVIDED, however, that upon such notification by the Issuer, the holders of Registrable Securities will not offer or sell Registrable Securities until the Issuer has notified such holders that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to such holders (it being understood and agreed by the Issuer that the foregoing proviso shall in no way diminish or otherwise impair the Issuer's obligations to prepare a prospectus amendment or supplement as above provided in this SECTION 15.3(g)).

                  (h) Use its reasonable and diligent efforts, if a registration statement under SECTION 15.1 ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the Registrable Securities registered thereunder or pursuant to the Issuer's exercise of the Suspension Right (as hereinafter defined)), to (i) obtain the prompt withdrawal of any order suspending the effectiveness thereof, and (ii) amend the registration statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness of the shelf registration or file an additional registration statement covering all of the unsold Registrable Securities (a "SUBSEQUENT REGISTRATION STATEMENT"). If a Subsequent Registration Statement is filed, the Issuer will use its reasonable and diligent efforts to cause the Subsequent Registration Statement to be declared effective as soon as practicable and to keep such Subsequent Registration Statement continuously effective until the end of the Effectiveness Period. The requirements of this SECTION 15.3(h) that the Issuer file additional registration statements shall not be affected by the provisions set forth in SECTION 15.1 that the Issuer is only required to file one registration statement under
         SECTION 15.1.

                  (i) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Issuer are then listed.

                  (j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (k) Use its reasonable and diligent efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this SECTION 15, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration statement pursuant to this SECTION 15, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Issuer for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holders of Registrable Securities requesting registration of the Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Issuer, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holders of Registrable Securities requesting registration of Registrable Securities.

                  (l) Notify each seller of Registrable Securities under such registration statement of (i) the effectiveness of such registration statement, (ii) the filing of any post-effective amendments to such registration statement, or (iii) the filing of a supplement to such registration statement.

              15.4 FURNISH INFORMATION.

                  (a) It shall be a condition precedent to the obligations of the Issuer to take any action pursuant to this SECTION 15 with respect to the Registrable Securities of any selling holder of Registrable Securities that such holder shall furnish to the Issuer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such holder's Registrable Securities.

                  (b) The Issuer shall have no obligation with respect to any registration requested pursuant to SECTION 15.1 hereof if, as a result of the application of subsection 1.5(a), the number of shares of the Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Issuer's obligation to initiate such registration as specified in
         SECTION 15.1 hereof.

              15.5 EXPENSES OF REGISTRATION. All expenses (other than underwriting discounts and commissions, stock transfer taxes and fees of counsel to the stockholders in excess of $15,000) incurred in connection with any registrations, filings or qualifications of Registrable Securities pursuant to SECTIONS 15.1 or 15.2 including (without limitation) all federal or state registration, filing and qualification fees, printers' and accounting fees and fees and disbursements of counsel for the Issuer shall be borne by the Issuer. The Issuer shall pay up to an aggregate of $15,000 of the selling stockholders' legal fees in connection with one (1) registration. Notwithstanding the foregoing, the Issuer shall not be required to pay for any expenses of any registration proceeding begun pursuant to SECTION 15.1 if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered, unless the withdrawal is based upon a material adverse development concerning the Issuer and the holders of Registrable Securities have withdrawn the request with reasonable promptness following disclosure by the Issuer of such material adverse change.

              15.6 UNDERWRITING REQUIREMENTS. In connection with any offering pursuant to SECTION 15.2 involving an underwriting of shares of the Issuer's capital stock by the Issuer, the Issuer shall not be required to include any of the holders' Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Issuer and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Issuer. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Issuer that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Issuer shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder, or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a limited liability company, partnership or corporation, the members, partners, retired partners and stockholders of such holder, or the estates and family members of any such members, partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

              15.7 DELAY OF REGISTRATION. No holder of Registrable Securities shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this SECTION 15.

              15.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this SECTION 15:

                  (a) To the maximum extent permitted by law, the Issuer will indemnify and hold harmless each holder of Registrable Securities, the partners, officers, and directors of each such holder, any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls such holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject, under the Securities Act, the Exchange Act or any state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Issuer of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act or the Exchange Act or any state securities law in connection with the offering covered by such Registration Statement; and the Issuer will pay to each such holder, partner, officer, director, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 15.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld or delayed), nor shall the Issuer be liable to any such holder, underwriter or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such holder, partner, officer, director, underwriter or controlling person.

                  (b) To the maximum extent permitted by law, each selling holder will, if Registrable Securities held by such holder are included in the applicable registration statement, indemnify and hold harmless the Issuer, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Issuer within the meaning of the Securities Act, any underwriter, any other holder selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act or the Exchange Act or any state securities law in connection with the offering covered by such registration statement insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such holder expressly for use in connection with such registration; and each such holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 15.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 15.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the holder (which consent shall not be unreasonably withheld or delayed); PROVIDED FURTHER, that in no event shall any indemnity under this subsection 15.8(b) exceed the net proceeds from the offering received by such holder, except in the case of willful misconduct or fraud by such holder.

                  (c) Promptly after receipt by an indemnified party under this
         SECTION 15.8 of notice of the commencement of any action (including any governmental action) as to which indemnity may be sought hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this SECTION 15.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this SECTION 15.8, but the omission to so deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this SECTION 15.8. No indemnifying party, in the defense of any such claim or litigation, shall, except upon the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a full and unconditional release from all liability in respect to such claim or litigation.

                  (d) The foregoing indemnity agreements of the Issuer and holders of Registrable Securities are subject to the condition that, insofar as they related to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "FINAL Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act. If the indemnification provided for in this SECTION 15.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that in no event shall (i) any contribution by a holder of Registrable Securities under this subsection 15.8(d) exceed the net proceeds from the offering received by such holder, except in the case of willful fraud by such holder, and
         (ii) any person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                  (f) The obligations of the Issuer and holders of Registrable Securities under this SECTION 15.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this SECTION 15, and otherwise.

              15.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Issuer to register Registrable Securities pursuant to this SECTION 1 may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee or assignee of such securities, including a subsidiary, affiliate, partner, limited partner, retired partner or stockholder of a holder of Registrable Securities, provided in each case that (i) the Issuer is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Warrant Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

              15.10 REPORTS UNDER THE EXCHANGE ACT. The Issuer agrees to use commercially reasonable efforts: (a) to make and keep public information available, as those terms are understood and defined in the General Instructions to Form S-3, or any successor or substitute form, and in Rule 144, (b) to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Securities Act or the Exchange Act, (c) as long as any holder of Registrable Securities owns any Registrable Securities, to furnish in writing upon such holder's request a written statement by the Issuer that it has complied with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, and to furnish to such holder a copy of the most recent annual or quarterly report of the Issuer, and such other reports and documents so filed by the Issuer with the SEC as may be reasonably requested.

              15.11 DEFERRAL. Notwithstanding anything in this Warrant Agreement to the contrary, if the Issuer shall furnish to the holders of Registrable Securities a certificate signed by the Chief Executive Officer of the Issuer stating that the Board of Directors of the Issuer has made the good faith determination (a) that continued use by the Holders of a registration statement for purposes of effecting offers or sales of Registrable Securities pursuant thereto would require, under the Securities Act, premature disclosure in the registration statement (or the prospectus relating thereto) of material, nonpublic information concerning the Issuer, its business or prospects or any proposed material transaction involving the Issuer, (b) that such premature disclosure would be materially adverse to the Issuer, its business or prospects or any such proposed material transaction or would make the successful consummation by the Issuer of any such material transaction significantly less likely and (c) that it is therefore essential to suspend the use by such holders of any such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto, then the right of such holders to use any such registration statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto shall be suspended until further notice by the Issuer (the "SUSPENSION PERIOD"). During the Suspension Period, none of the holders of Registrable Securities shall offer or sell any Registrable Securities pursuant to or in reliance upon any such registration statement (or the prospectus relating thereto). In the event the Issuer exercises the suspension rights set forth herein (the "SUSPENSION RIGHT"), such suspension will continue for such period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to the Issuer or until such time as the registration statement does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, each as determined in good faith by the Issuer. The Issuer agrees to notify the holders of Registrable Securities promptly upon termination of the Suspension Right. Notwithstanding the foregoing, under no circumstances shall the Issuer be entitled to exercise the Suspension Right for a period of more than thirty (30) days during any twelve (12) month period.

              15.12 LIMITATION OF LIABILITY. The Issuer shall not be liable to the holder of Registrable Securities for a failure to effect, or a delay in effecting, a registration hereunder or a default in any other obligations under this Warrant Agreement arising out of or relating to any failure to receive necessary consents from its independent auditors or any internal review, investigation or similar activity by the Issuer's Audit Committee.

              15.13 TERMINATION OF REGISTRATION RIGHTS. The rights granted under this SECTION 15 shall terminate upon the fourth anniversary of the date of this Warrant Agreement. In addition, a holder of Registrable Securities' registration rights shall terminate if all Registrable Securities held by and issuable to such holder may be sold under Rule 144 during any ninety (90) day period.

         Section 16 AMENDMENTS, WAIVERS AND SURVIVAL. Any provision of this Warrant Agreement may be amended, supplemented, waived, discharged or terminated by a written instrument signed by the Issuer and the Warrant Holders holding not less than a majority of the outstanding Warrants and Non-Public Warrant Shares, voting as a single group.

         Section 17      NOTICES.

              17.1 Any notice or demand to be given or made by the Warrant Holders or the holders of Warrant Shares to or on the Issuer pursuant to this Warrant Agreement shall be sufficiently given or made if actually delivered or sent by registered mail, return receipt requested, postage prepaid, addressed to the Issuer at the Warrant Office.

              17.2 Any notice to be given by the Issuer to the Warrant Holders or the holders of Warrant Shares shall be sufficiently given or made if actually delivered or sent by registered mail, return receipt requested, postage prepaid, addressed to such holder as such holder's name and address shall appear on the Warrant Register or the Common Stock registry of the Issuer, as the case may be.

         Section 18 EXPENSES. The Issuer shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Warrant Holders in connection with (a) the preparation, negotiation and exercise of rights under this Warrant Agreement and the Warrant Certificates, (b) any amendment, modification or supplement of this Warrant Agreement or the Warrant Certificates, and (c) any waiver by the Warrant Holders of any provision under this Warrant Agreement or the Warrant Certificates. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         Section 19 BINDING AGREEMENT. This Warrant Agreement shall be binding upon and inure to the benefit of the Issuer and the Holder and their successors and assigns; PROVIDED, HOWEVER, that the Issuer shall not assign its rights or obligations under this Warrant Agreement or any Warrant Certificate without the prior written consent of the Warrant Holders.

         Section 20 COUNTERPARTS. This Warrant Agreement may be executed in one or more separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Warrant Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Warrant Agreement. Any party delivering an executed counterpart of this Warrant Agreement by telefacsimile shall also deliver a manually executed counterpart of this Warrant Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability and binding effect of this Warrant Agreement.

         Section 21 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS. This Warrant Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Warrant Agreement or for the recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Chancery or other courts of the State of Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Warrant Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper and (iii) this Warrant Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to trial by jury.

         Section 22 BENEFITS OF THIS WARRANT AGREEMENT. Nothing in this Warrant Agreement shall be construed to give to any Person other than the Issuer and the registered Warrant Holders (and with respect to SECTION 15 the other indemnitees thereunder) any legal or equitable right, remedy or claim under this Warrant Agreement.

         Section 23 VOTING AND CONSENTS TO BE ON A FULLY CONVERTED BASIS. Wherever this Warrant Agreement calls for the written consent or vote of any combination of the holders of the Warrants and the Non-Public Warrant Shares, voting as a single group, the Warrants shall be counted as if they had been exercised for Warrant Shares.

                            [SIGNATURE PAGE FOLLOWS]

                     SIGNATURE PAGE TO WARRANT AGREEMENT

         IN WITNESS WHEREOF the parties hereto have caused this Warrant Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date and year first above written.

                                        CRDENTIA CORP.


                                        By: /S/ JAMES D.DURHAM
                                            -------------------------------
                                            James D. Durham
                                            Chief Executive Officer

                       SIGNATURE PAGE TO WARRANT AGREEMENT




                                        BRIDGE OPPORTUNITY FINANCE, LLC


                                        By: /S/ RANDY ABRAHMS
                                            -----------------------------
                                            Randy Abrahams
                                            Chief Executive Officer

                   ------------------------------------------
                                   EXHIBIT A
                              TO WARRANT AGREEMENT
                          FORM OF WARRANT CERTIFICATE
                   ------------------------------------------

                               WARRANT CERTIFICATE

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE SHARES FOR WHICH THE WARRANTS ARE EXERCISABLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. SUCH WARRANTS AND SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN AND ARE SUBJECT TO OTHER PROVISIONS OF THE WARRANT AGREEMENT DATED AS OF AUGUST 31, 2004, BETWEEN THE ISSUER AND BRIDGE OPPORTUNITY FINANCE, LLC, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

THE WARRANTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS MORE FULLY SET FORTH IN THE WARRANT AGREEMENT.

                          EXERCISABLE ONLY ON OR BEFORE
                                 AUGUST 31, 2014

This Warrant Certificate is one of the Warrant Certificates referred to in the Warrant Agreement dated as of August 31, 2004 (the "WARRANT AGREEMENT"), between CRDENTIA CORP., a Delaware corporation (the "ISSUER") and BRIDGE OPPORTUNITY FINANCE, LLC. Such Warrant Agreement is hereby incorporated in full by reference and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Issuer and the holders. All defined terms used in this Warrant Certificate that are not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

This Warrant Certificate certifies that BRIDGE OPPORTUNITY FINANCE, LLC, or its registered assigns, is the registered holder of 905,758 Warrants (the "WARRANTS") to purchase shares of Common Stock of the Issuer. Each Warrant evidenced hereby entitles the holder hereof, subject to the conditions set forth herein and in the Warrant Agreement, to purchase from the Issuer before the first to occur of (i) a Change of Control (as defined in the Warrant Agreement, or (ii) 5:00 P.M., Chicago, Illinois time, on August 31, 2014 (the "EXPIRATION DATE"), one (1) Validly Issued share of the Common Stock of the Issuer (the "WARRANT SHARE") to the extent set forth in the Warrant Agreement, at a price of the lesser of (i) Three Dollars and 15/100 ($3.15) per Warrant, or (ii) the Fair Market Value per Warrant (such lesser amount per Warrant, the "EXERCISE PRICE"), upon surrender of this Warrant Certificate, execution of the annexed Form of Election to Purchase and payment of the Exercise Price at the office of the Issuer at Warrant Office. The Exercise Price and number of Warrant Shares purchasable upon exercise of the Warrants are subject to adjustment as set forth in the Warrant Agreement.

                                   Exhibit A

No Warrant may be exercised after 5:00 P.M., Chicago, Illinois time, on the Expiration Date and (except as otherwise provided in the Warrant Agreement) all rights of the registered holders of the Warrants shall cease after 5:00 P.M., Chicago, Illinois time, on the Expiration Date.

The Issuer may deem and treat the registered holders of the Warrants evidenced hereby as the absolute owners thereof (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof and of any distribution to the holders hereof and for all other purposes, and the Issuer shall not be affected by any notice to the contrary.

Warrant Certificates, when surrendered at the Warrant Office by the registered holder hereof in person or by a legal representative duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of a transfer of this Warrant Certificate at the Warrant Office, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued in exchange for this Warrant Certificate to the transferee(s) and, if less than all of the Warrants evidenced hereby are to be transferred thereunder, to the registered holder hereof, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.



                            [SIGNATURE PAGE FOLLOWS]


                                   Exhibit A
                                     Page 2

                     (SIGNATURE PAGE TO WARRANT CERTIFICATE)

         IN WITNESS WHEREOF the Issuer has caused this Warrant Certificate to be signed by its duly authorized officers and has caused its corporate seal to be affixed hereunto.

                                        CRDENTIA CORP.


                                        By: /S/ JAMES D. DURHAM
                                            -----------------------------
                                            James D. Durham
                                            Chief Executive Officer


                                   Exhibit A
                                     Page 3

                      ------------------------------------
                                    ANNEX 1
                         TO FORM OF WARRANT CERTIFICATE
                          FORM OF ELECTION TO PURCHASE
                      ------------------------------------


                              ELECTION TO PURCHASE

                    (TO BE EXECUTED UPON EXERCISE OF WARRANT)

         The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase _____ Warrant Shares and herewith tenders payment for such Warrant Shares to the order of the Issuer in the amount of $_______________ in accordance with the terms hereof. The undersigned requests that a certificate for such Warrant Shares be registered in the name of _______________________________________________ whose address is
_____________________________________ and that such certificate be delivered to
___________________ whose address is ________________________. If said number of
Warrant Shares is less than all of the Warrant Shares purchasable under this Warrant Certificate, the undersigned requests that a new Warrant Certificate representing the remaining balance of the Warrant Shares be registered in the name of ______________________ whose address is ___________________________ and that such Warrant Certificate be delivered to _________________________ whose address is ___________________________________.

Signature:


_________________________________________
(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

Date: ___________________________________



                                    Annex 1

                      ------------------------------------
                                   EXHIBIT B
                              TO WARRANT AGREEMENT
                                WARRANT REGISTER
                      ------------------------------------



                                WARRANT REGISTER


Warrant             Original Number          Number of        Names and
Certificate         of Warrants and          Warrants         Addresses of
Number              Warrant Shares           Exercised        Warrant Holders



                                   Exhibit B

                                  SCHEDULE 2.6
                              TO WARRANT AGREEMENT

                            Capitalization of Issuer


Reference is made to additional shares of Common Stock issuable in connection with that certain Agreement and Plan of Reorganization, dated as of June 19, 2003, by and among the Issuer, Baker Anderson Christie, Inc., BAC Acquisition Corporation and certain stockholders of Baker Anderson Christie, Inc., as amended by that certain Amendment No. 1 made and entered into effective as of July 31, 2003.

Reference is made to additional shares of Common Stock issuable in connection with that certain Agreement and Plan of Reorganization, dated as of July 16, 2003, by and among the Issuer, Nurses Network, Inc., NNI Acquisition Corporation and certain shareholders of Nurses Network, Inc., as amended by Amendment No. 1 made and entered into effective as of September 9, 2003.

Reference is made to certain registration rights granted in connection with that certain Agreement and Plan of Reorganization, dated as of September 15, 2003, by and among the Issuer, New Age Staffing, Inc., NAS Acquisition Corporation and the shareholders of New Age Staffing, Inc.

Reference is made to the $910,000 in original principal amount of certain Convertible Subordinated Promissory Notes issued by the Issuer.

Reference is made to (i) additional shares of Common Stock issuable in connection with, (ii) $2,725,000 in original principal amount of certain Convertible Subordinated Promissory Notes issued in connection with, and (iii) certain registration rights granted in connection with, that certain Agreement and Plan of Reorganization, dated as of November 4, 2003, by and among the Issuer, PSR Acquisition Corporation, PSR Holdings Acquisition Corporation, PSR Nurse Recruiting, Inc. and PSR Nurses Holdings Corp.

Reference is made to certain purchase rights set forth in that certain Common Stock Purchase Agreement dated May 15, 2002 by and between the Issuer and the parties thereto.

Reference is made to options to purchase up to 2,333,333 shares of the Issuer's Common Stock (as adjusted for the 1-for-3 reverse stock split effected by the Issuer on June 28, 2004 (the "Reverse Split") granted to the Issuer's Chairman and Chief Executive Officer, on December 31, 2003 and a bonus agreement executed in connection therewith.

Reference is made to options to purchase up to 66,666 shares of the Issuer's Common Stock (as adjusted for the Reverse Split) granted to two members of the Issuer's Board of Directors.


                                 Schedule 2(d)

Reference is made an option to purchase up to 206,074 shares of the Issuer's Common Stock (as adjusted for the Reverse Split) granted by the Issuer to its President, on December 16, 2003. Reference is further made to a certain Executive Employment Agreement by and between the Issuer and its President dated on or about December 16, 2003, pursuant to which the Issuer will be grant one or more options to purchase a number of shares of the Issuer's Common Stock equal to five and two hundred and ninths percent (5.209%) of that aggregate number of
(a) additional shares of Common Stock issued in connection with any Acquisition (as defined therein), plus (b) subject to certain limitations, the aggregate maximum number of additional shares of Common Stock issuable pursuant to any security convertible or exchangeable into Common Stock, or any warrant, option, purchase right or similar agreement or arrangement granted in connection with such Acquisition (whether or not such shares are ever issued but excluding any compensatory options or other equity-based incentives granted to service providers on or after the closing date of such Acquisition).

Reference is made to options to purchase 441,666 shares of Common Stock granted pursuant to the Issuer's 2004 Stock Incentive Plan, and the remaining 358,334 shares of Common Stock reserved for Issuance under the Issuer's 2004 Stock Incentive Plan.

Reference is made to certain registration rights granted pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of June 16, 2004 by and between the Issuer and MedCap Partners L.P.

Reference is made to an option to purchase 110,504 shares of the Issuer's Common Stock (as adjusted for the Reverse Split) issued by the Issuer to its Chief Financial Officer.

Reference is made to the dividend rights of the Issuer's Series A Preferred Stock, the Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock.

Reference is made to the registration rights granted pursuant to that certain Registration Rights Agreement, dated as of August 9, 2004, by and between the Issuer and the investors listed on Schedule A thereto.

Reference is made to the option to purchase 866,666 shares of Issuer's common stock granted to the Issuer's Chief Executive Officer.

Reference is made to the option to purchase 433,333 shares of the Issuer's common stock granted to the Issuer's President.

Reference is made to shares of Common Stock issued and/or issuable in connection with that certain Agreement and Plan of Reorganization, dated as of August 31, 2004, by and among the Issuer, CRDE Corp., AHHC Acquisition Corporation, Arizona Home Health Care/Private Duty, Inc. and certain stockholders of Arizona Home Health Care/Private Duty, Inc.

Reference is made to 50,000 shares of Series C Preferred Stock issued and/or issuable in connection with the Issuer's Series C Preferred Stock financing.


                                 Schedule 2(d)
                                     Page 2

Reference is made to warrants to purchase 125,000 shares of Series C Preferred Stock issued and/or issuable in connection with the Issuer's Series C Preferred Stock financing.

References is made to that certain warrant to purchase 6,000 shares of Series B-1 Preferred Stock granted to MedCap Partners L.P.



                                 Schedule 2(d)
                                     Page 3

                                   SCHEDULE 3
                              TO WARRANT AGREEMENT

                       ISSUER CLOSING DATE CAPITALIZATION


                                       NO. OF SHARES**
                                       ---------------

Common Stock                                 6,343,091

Series A Preferred Stock                 4,583,333 (1)

Series B Preferred Stock                 2,083,333 (2)

Series B-1 Preferred Stock               4,640,300 (3)

Series C Preferred Stock                12,541,900 (4)

TOTAL                                       30,191,957
_________________________
** Set forth on an as-if-converted to common stock basis.

(1) Includes 4,583,333 shares of common stock issuable upon conversion of 2,750,000 shares of Series A Preferred Stock.

(2) Includes 2,083,333 shares of common stock issuable upon conversion of 6,250,000 shares of Series B Preferred Stock.

(3) Includes (i) 4,040,300 shares of common stock issuable upon conversion of 40,403 shares of Series B-1 Preferred Stock; and (ii) 600,000 shares of common stock issuable upon conversion of 6,000 shares of Series B-1 Preferred Stock issuable to MedCap Partners L.P. upon the exercise of a warrant to purchase shares of Series B-1 Preferred Stock.

(4) Includes (i) 3,583,400 shares of common stock issuable upon conversion of 35,834 shares of Series C Preferred Stock to be issued in connection with the Series C Preferred Stock financing; and (ii) 8,958,500 shares of common stock issuable upon conversion of 89,585 shares of Series C Preferred Stock, which shares are issuable upon the exercise of warrants issued in connection with the proposed Series C Preferred Stock financing.




                                   Schedule 3
                                     Page 1